Exhibit 10.9

Employment Agreement between EzFill Holdings Inc. and Arthur Levine

This Employment Agreement is made between EzFill Holdings, Inc and Arthur Levine and supersedes all previous agreements and understandings with respect to such employment relationship. As Chief Financial Officer, you will be reporting to Michael McConnell, CEO and you will be based in Miami and working in the Miami office and remotely.

Base Salary. Your initial annual base salary will be $225,000, less applicable taxes, deductions, and withholdings, and subject to annual review (“Base Salary”). Your salary will be reviewed annually and will automatically increase a minimum of 5% on each anniversary of your Employment Start Date.

Signing Bonus. You have received a signing bonus of $100,000 worth of the Company’s common stock (the “Signing Shares”). The amount of Signing Shares which you received was based on a share price of $1.00 per share. The Signing Shares will fully vest upon completion of the Company’s initial public offering and listing on a US public Exchange. You will receive a cash payment upon vesting to cover expected ordinary income tax charges at the highest individual personal income tax rate (“Gross Up”).

Annual Performance Cash Bonus. Upon meeting pre-determined periodic Key Performance Indicators (“KPIs”) every calendar year, you will be eligible for a target annual cash bonus of 40% of your Base Salary, as adjusted from time to time. Your KPI’s will be set by the mutual agreement of the Board of Directors (or a committee thereof) and yourself within two months of your Employment Start Date and within two months of the beginning of each year thereafter (the “Cash Performance Bonus”). To qualify for the Cash Performance Bonus, you must meet all of part of the KPI’s. A partial cash bonus will be possible if some but not all KPI’s are achieved or other achievements outside of the KPI’s are deemed to justify a cash bonus.

Equity Awards. As a “C” level executive of the Company, you will be entitled to receive equity awards under the Company’s Incentive Plan, (the “Incentive Plan”). The aggregate annual award value under the Incentive Plan will be equal to a target of 50% of your Base Salary, as adjusted from time to time, (the “Grant”). A partial Grant will be possible if some but not all KPI’s are achieved or other achievements outside of the KPI’s are deemed to justify a Grant. Twenty-Five percent (25%) of such Grant will be in the form of Restricted Common Stock (the “RCSs”) and the remaining Seventy-Five percent (75%) of such Grant will be in the form of options to purchase the Company’s common stock (the “Stock Options”). The number of Stock Options shall be calculated in accordance with the Company’s option valuation practices. The RCSs shall vest on the first anniversary of the day they were granted. The RCS grant will include a Gross Up cash payment upon vesting. The Stock Options shall vest in equal one-third (1/3) increments on each anniversary of the day they were granted. All Equity Awards shall be granted to you, provided that: (1) at the end of each applicable vesting date, you are still employed by the Company; and (2) to the extent you satisfy any KPIs or other performance criteria established by the Incentive Plan. All Stock Options that will be granted to you shall expire 5 years following their vesting.

Benefits. You are eligible to participate in all of the Company’s benefit plans, at no cost to you.

Business Expense & Travel Reimbursement. Upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies, the Company will reimburse you for the reasonable business expenses you incur in connection with your employment.

Paid Time Off. You will accrue Paid Time Off, which you will be allowed to use for absences due to illness, vacation, or personal need, at a rate of 200 hours, or twenty (25) days (based upon an eight-hour workday), per year.

Term and Termination. The initial term shall be three years commencing on April 16, 2021 (the “Term”). On the third anniversary, your employment will be renewed automatically for additional one-year terms, unless the Company provides you with a notice of non-renewal at least 30 days prior to the end of the Term.

Termination by the Company for Cause. You may be terminated by the Company immediately and without notice for “Cause.” “Cause” shall mean: (i) your willful material misconduct; or (ii) your willful failure to materially perform your responsibilities to the Company. “Cause” shall be determined by the Company’s Board of Directors after conducting a meeting where you can be heard on the topic.

Termination Without Cause or for Good Reason (including following Change in Control): The Company may terminate your employment without Cause not earlier than 3 months following your Employment Start Date. Upon Termination Without Cause by the Company or for Good Reason by you, the Company will (i) continue payment of your Base Salary for 12 months (which shall not be adjusted for any remaining employment term) and (ii) you will be entitled to COBRA benefits until the earlier of 12 months from the end of the month in which you are terminated or eligibility for benefits with another employer. You will also be entitled to your pro-rata target bonus for the year in which your termination occurs as well as any earned bonus for the prior year not yet paid. In addition, any unvested equity awards shall vest in full. Good Reason (including following a change in control) shall mean (i) reduction in your base salary, (ii) material reduction in responsibilities or job title, or (iii) Company requiring you to relocate more than 50 miles from the Company’s executive office.

Voluntary Termination: In the event of voluntary resignation on your part, all further vesting of your outstanding equity awards or bonuses, as well as all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned and vested).

Death and Disability. In the event of your death during the Term, your employment shall terminate immediately. If, during the Term you shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate your employment. In the event your employment is terminated due to death or Disability, you (or your estate in case of death) shall be eligible to receive the separation benefits (in lieu of any severance payments): all unpaid Base Salary amounts and any earned and unpaid bonus, and all fully vested equity awards.

Indemnification. The Company shall indemnify, defend and hold you harmless, to the maximum extent permitted by law, from and against all claims, demands, causes of action, suits, judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by you, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which you are made or threatened to be made a party by reason of the fact that you were an officer or director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company. The Company agrees that you shall be covered and insured up to the full limits provided by all directors and officers insurance which the Company maintains to indemnify its officers and directors.

Confidentiality and No Conflict with Prior Agreements. As an employee of the Company, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products, and services of the Company and its clients. Similarly, you may have confidential or proprietary information from prior employers that must not be used or disclosed to anyone at the Company. By accepting this offer you are certifying that you will keep the Company’s and your prior employer’s information confidential. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with the Company shall not breach any agreement you have with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to the Company. However, this obligation shall not preclude you from engaging in appropriate civic, charitable or religious activities, or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to the Company, as long as these activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment at, the Company. Any outside activities must be in compliance with and if required, approved by any Company governance guidelines.

Non-competition. You agree that during your employment with the Company you will not engage in, or have any direct or indirect interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of the Company, including, without limitation, planning, developing, marketing, selling, and providing services relating to mobile gas delivery.

Arthur Levine	EzFill Holdings, Inc

/s/ Arthur Levine	/s/ Michael J. McConnell
Date: 04/19/21	By:
	Name:	Michael J. McConnell
	Title:	CEO

	Date:	04/19/21